Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Selected Historical Financial Data of URI” included in this Amendment No. 2 to the Registration Statement (Form S-4 No. 333-179039) of United Rentals, Inc. and to the incorporation by reference therein of our reports dated January 25, 2012, with respect to the consolidated financial statements and schedule of United Rentals, Inc., and the effectiveness of internal control over financial reporting of United Rentals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 13, 2012